EMPLOYMENT AGREEMENT (this “ Agreement ”), dated as of ___________________, by and between Hoverink Biotechnologies, Inc.., a Delaware corporation (the “ Company ”), and Cyrus Sajna. (the “ Executive ”).

W   I   T   N   E   S   S   E   T  H :

WHEREAS, the Company desires to retain the services and employment of the Executive, upon the terms and conditions hereinafter set forth; and WHEREAS, the Executive desires to enter into such service and employment with the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

Employment . On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as the President of the Company and shall report to the Board of Directors, providing the Company with services related to executive management and such other duties and responsibilities as may from time to time be consistent with the position of President of a similar company.

Performance . The Executive shall serve the Company faithfully and to the best of their ability and shall devote her reasonable business time, attention and best efforts to the business of the Company and its subsidiaries and affiliates, as applicable. The Executive shall be subject to any required travel related to the business of the Company. The Executive shall provide the services contemplated by this Agreement in a timely and competent manner in order to meet the needs and expectations of the Company and its customers.

Employment Term . Subject to earlier termination pursuant to Section 6, the term of employment of the Executive under this Agreement shall begin on the Effective Date of this Agreement (the “ Commencement Date ”), and will continue at least until a successful sale of the Company, an initial public offering or another similar liquidity event with respect to the Company. The Executive will be engaged full time by the Company and will seek the approval of Board of Directors for other engagements outside of her position as President of the Company.

Compensation and Benefits .

Base Salary . As compensation for her services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the company shall pay the Executive an initial base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of $410,000 (initial base salary). The base shall automatically increase to an annual rate of $420,000 in base pay after the initiation of revenue. The base pay is subject to review by the Board of Directors of the Company (the “ Board ”) from time to time for increase but not decrease.

Incentive Compensation : The Executive will participate in the success of the Company and will be rewarded based on the Company’s performance. The Executive shall be entitled to an incentive payout of greater of the two incentive options: i) 8% of EBDITA in a fiscal year; or ii) 33% of the total incentive pay pool allocated to the Company Employees and Directors in a fiscal year.

Equity : The Board may grant equity/stock awards from time to time based on Company’s performance, the Executive’s performance and the Business environment. The equity/stock award should be at a minimum equivalent to the largest equity award awarded to an employee in a fiscal year.

Company Benefits . During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions o

f the applicable plan documents and all applicable laws, be entitled to participate in all of the employee benefit plans that the Company makes available from time to time to its employees generally at a level consistent with her position.

Executive Benefits . The Executive is entitled to a company car with a total automobile allowance not to exceed $700 per month. This will include an automobile lease or loan repayment and maintenance. In addition, the Executive will be entitled to an automobile downpayment not to exceed $5,000 in any three year period. The Executive also be reimbursed for gas for commuting to and from work and for all business-related travel. The Company will pay all premiums associated with the Executive’s health insurance. The Executive will also receive expenses for the cell phone and certain work-related expenses operating from the home-office. All benefits are to be reported in accordance to the company procedure.

Business Expenses . The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by her in performing her duties hereunder. All payments under this Section 4(d) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation. All business expenses will be self-certified by the executive.

Indemnification; Directors’ and Officers’ Liability Insurance . The Company shall indemnify the Executive for actions taken by the Executive in connection with the performance of her duties hereunder pursuant to the governing documents of the Company. During the Employment Term and for three years thereafter, the Company shall cover the Executive under its directors’ and officers’ liability insurance policy if issued to the same extent that it covers its other officers and directors. Nothing herein shall be construed to limit any indemnification to which the Executive may be entitled by virtue of being an employee.

Covenants of the Executive . The Executive acknowledges that in the course of her employment with the Company she will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and affiliates, and that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 5 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, and that such restrictions and covenants contained in this Section 5 are reasonable in geographical and temporal scope and in all other respects given the nature and scope of the Executive’s duties and the nature and scope of the Company’s and its subsidiaries’ and affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of her employment with the Company.

Confidential Information. (i) The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, software and computer code (whether in object code or source code format), databases, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “ Confidential Information ”) are property of the Company or its applicable subsidiaries or affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Employment Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.

The Company does not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Executive agrees that she will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into her work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

Company Intellectual Property; Work Product . (i) “ Intellectual Property ” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (a) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (b) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (c) registered and unregistered copyrights and mask works, and applications for registration of either; (d) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (e) Confidential Information; and (f) intellectual property and proprietary information not otherwise listed in (a) through (e) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (g) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

(ii) The Executive agrees to promptly disclose to the Company any and all work product, including Intellectual Property relating to the business of the Company and any of its affiliates, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by the Executive (either solely or jointly with others) relating to the Company’s and its affiliates’ business or within the scope of Executive’s employment during the Employment Term or using the Company’s facilities or resources (collectively, “ Work Product, ” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company and its affiliates, the “ Company IP ”). For the avoidance of doubt, Executive agrees that all of the Executive’s contributions to the Company IP before the Employment Term belongs exclusively to the Company and its affiliates, as applicable, and shall be deemed Work Product hereunder. The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company and its affiliates, as applicable. All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company. To the extent such Work Product is not considered a “work made for hire,” Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law. The Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time to give full and proper effect to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all Intellectual Property, including all Company IP. The Executive will cooperate with the Company, at no additional cost to the Company (whether during or after the Employment Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company in such intellectual property, materials and assets, including, without limitation, the Company IP. The Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised. The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.

Nondisparagement . During the Employment Term and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners. The Company shall instruct its directors and officers not to, directly or indirectly, during the Employment Term and thereafter, take any action, or encourage others to take any action, to disparage or criticize the Executive; provided , however , that this Section 5(c) shall not in any way preclude the Company from managing or supervising the Executive’s performance (or from engaging in meaningful discourse relating thereto). Nothing contained in this Section 5(c) shall preclude the Executive or the Company (or its directors or officers) from enforcing their respective rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry.

Company Property . All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into her possession or control in the course of the performance of her services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company (or, in the case of any files, memoranda, records, correspondence, notes or other documents of which the Company has other copies, destroyed), and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term. Upon termination of the Employment Term, the Executive shall have no rights to and shall make no further use of any Company IP, including Work Product. The Executive acknowledges and agrees that she has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

Enforcement . The Executive acknowledges that a breach of her covenants and agreements contained in this Section 5 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if she breaches or threatens to breach any of the covenants or agreements contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.

Scope of Covenants; Separate and Independent Covenants . The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 5 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The Executive acknowledges and agrees that the restrictions and covenants contained in this Section 5 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

Termination .

Termination of Employment . The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) by the Company with Cause on written notice to the Executive, (ii) by the Company without Cause on thirty (30) days written notice to the Executive ( provided that during such notice period the Company shall not be required to provide work for the Executive and may require that the Executive not report to the Company’s offices), (iii) by the Company due to the Executive’s Disability (as hereinafter defined) on written notice to the Executive, (iv) by the Executive with Good Reason on written notice to the Company, (v) by the Executive without Good Reason on thirty (30) days written notice to the Company (which notice period may be waived by the Company in its discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive), (vi) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death, or (vii) due to the expiration of the Employment Term pursuant to Section 3. If the Executive’s employment is terminated for any reason under this Section 6, the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any earned but unpaid annual bonus, (C) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, and (D) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section 6(e) ((A)-(D) collectively, the “ Accrued Amounts ”).

(b)

Termination by the Company without Cause, by the Executive for Good Reason, by Death or Disability or by Expiration of the Employment Term . If the Executive’s employment is terminated (A) by the Company without Cause, (B) by the Executive for Good Reason, (C) due to the Executive’s death or Disability or (D) by expiration of the Employment Term following notice by the Company not to extend the Employment Term pursuant to Section 3, in addition to the Accrued Amounts, the Executive shall be entitled to receive as severance:

(i)

an amount in cash equal to the Executive’s base salary, as in effect immediately prior to the date of the Executive’s termination of employment, for the portion of the Employment Term remaining as of the date of such termination or for twelve (12) months, whichever is greater (the “ Severance Period ”);

(ii)

any annual bonus due for the calendar year of such termination, pro rated based on the number of days the Executive was actively employed by the Company during such year (such pro rated amount to be calculated as determined by the Board in its discretion), payable at the time the such bonus would otherwise be paid in accordance with such Section 4(b); provided , however , that if Company executives generally do not receive annual bonuses with respect to the calendar year of the Executive’s termination, the Executive shall not be entitled to a pro rated bonus under this Section 6(b)(ii).

The forgoing to the contrary notwithstanding, the amounts and benefits described above in this Section 6(b) shall only be paid or provided if the Executive executes a separation agreement containing a general release, and such general release becomes fully irrevocable within 60 days following the date of the Executive’s termination of employment. The amount described in clause (i) of this Section 6 (b) shall be payable in equal installments in accordance with the Company’s payroll practices during the Severance Period following such termination, commencing on the first payroll date on or next following the date such general release becomes fully irrevocable; provided that, to the extent that the Company determines that such amount may be considered to be “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder (the “ Code ”), the first payment of such amount shall be made on the first payroll date on or next following the 65th day following the date of such termination; provided further that the first payment shall include all payments that would otherwise have been made from the date of such termination through the date of such first payment.

(c)

Definitions of Certain Terms . For purposes of this Agreement:

(i)

“ Cause ” means: (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by the Executive of any property, funds or business opportunity of the Company or any of its subsidiaries; (B) any breach by the Executive of the Executive’s covenants under Section 5; (C) any breach by the Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Executive describing such breach; (D) continued failure or refusal by the Executive to perform any reasonable directive of the Board or the duties of her employment hereunder which continues for a period of fourteen (14) days following notice thereof by the Board to the Executive; (E) any act by the Executive constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (F) conviction of, or plea of nolo contendere (or a similar plea) to, or the failure of the Executive to contest her prosecution for, any other criminal offense; (G) any material violation of any law, rule or regulation (collectively, “ Law ”) relating in any way to the business or activities of the Company or its subsidiaries, or other Law that is violated during the course of the Executive’s performance of services hereunder; (H) gross negligence or willful misconduct on the part of the Executive in the performance of her duties as an employee, officer or director of the Company or any of its subsidiaries which gross negligence or willful misconduct is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Executive describing such gross negligence or willful misconduct; or (I) the Executive’s breach of duty of loyalty to the Company or any of its subsidiaries.

(ii)

“ Disability ” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement in which the Executive participates; provided , however , that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by the Board in its good faith discretion.

(iii)

“ Good Reason ” means the occurrence, without the Executive’s consent, of any of the following events, other than in connection with a termination of the Executive’s employment for Cause or due to Disability: (A) a reduction in the Executive’s rate of base salary stated in Section 4(a); (B) an action by the Company resulting in a diminution in the Executive’s titles, authority, duties, or responsibilities; or (C) a breach by the Company of this Agreement; provided , however , that none of the events described in this sentence shall constitute Good Reason unless and until (v) the Executive reasonably determines in good faith that a Good Reason condition has occurred, (w) the Executive first notifies the Company in writing describing in reasonable detail the condition which constitutes Good Reason within thirty (30) days of its occurrence, (x) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, and the Executive has cooperated in good faith with the Company’s efforts to cure such condition, (y) notwithstanding such efforts, the Good Reason condition continues to exist, and (z) the Executive terminates his employment within thirty (30) days after the end of such thirty (30)-day cure period. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

(d)

Release of Claims . As a condition of receiving any severance for which she otherwise qualifies under Section 6(b), the Executive agrees to execute, deliver and not revoke, within sixty (60) days following the date of the Executive’s termination of employment, a separation agreement containing a general release of the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with the Executive’s employment or termination of employment with the Company or any of its subsidiaries or affiliates or this Agreement (including, without limitation, civil rights claims).

(e)

No Additional Rights . The Executive acknowledges and agrees that, except as specifically described in this Section 6, all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination; provided , however , the Executive’s rights to indemnification pursuant to Section 4(e) of this Agreement or otherwise shall not be affected by the termination of his employment for any reason.

(f)

Resignation as Officer or Director . Upon a termination of employment, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company or of any affiliates of the Company.

7.

Notices . All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at their respective business or residence addresses or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

8.

Jurisdiction; Venue . Except as otherwise provided in Section 5 (e) in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware, over any suit, action, dispute or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

9.

Section 409A .

(a)

The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “ Code Section 409A ”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. If, notwithstanding the foregoing provisions of this Section 9(a), any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, interpret or reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)

Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(d)

For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(e)

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

10.

General .

(a)

Governing Law . This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(b)

Construction and Severability . Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)

Cooperation . During the Employment Term and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on her base salary described in Section 5(a) at the time of such termination divided by 225.

(d)

Sucessors and Assigns . This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and the Executive may not sell, convey, assign, delegate, transfer or otherwise dispose of directly or indirectly, any of the rights, claims, powers, interests or obligations of the Executive under this Agreement, except that any death payments otherwise due the Executive shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

(e)

Executive’s Representations . The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or non-solicitation agreement or confidentiality agreement with any other person or entity besides the Company that would adversely affect his ability to perform his obligations to the Company under this Agreement; (iii) the Executive is not subject to any restriction whatsoever that would cause her to not be able fully to fulfill her duties under this Agreement.

 (f)

Company Representations . The Company hereby represents and warrants to the Executive that: (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound; (ii) the Company is not subject to any restriction whatsoever that would cause it to not be able fully to fulfill its duties under this Agreement; and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

(g)

Compliance with Rules and Policies . The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

(h)

Withholding Taxes . All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i)

Entire Agreement . This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way. The Executive acknowledges that no representations, warranties, promises, covenants, agreements or obligations, oral or written, have been made other than those expressly stated herein, and that he has not relied on any other representations, warranties, promises, covenants, agreements or obligations in signing this Agreement.

(j)

Duration . Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(k)

Survival . The provisions of Sections 4(f), 5, 6, 7, 8, 9 and 10 of this Agreement shall survive and shall continue to be binding upon the Executive and the Company, as the case may be, notwithstanding the termination of this Agreement for any reason whatsoever.

(l)

Amendment; Modification; Waiver . The provisions of this Agreement may be modified, amended or waived only in a document signed by the parties hereto and referring specifically hereto, and no handwritten changes to this Agreement will be binding unless initialed by each party. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(m)

Section References . Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(n)

No Strict Construction . The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(o)

Time of the Essence; Computation of Time . Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(p)

No Third Party Beneficiaries . Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

HOVERINK BIOTECHNOLOGIES, INC..

Date:

By:

/s/ Debbie Carter.

Name: Debbie Carter .

Title:  Board Member

Date:

By:

/s/ Cyrus Sajna

Cyrus Sajna.